CONFORMED COPY




                 SHARE PURCHASE AGREEMENT

                          between

              ELECTRONIC FAB TECHNOLOGY CORP.

                            and

                    THE SHAREHOLDERS OF

          CURRENT ELECTRONICS (WASHINGTON), INC.

                     January 15, 1997

                   TABLE OF CONTENTS


                                                   Page

RECITAL. . . . . . . . . . . . . . . . . . . . . . . .1

AGREEMENT. . . . . . . . . . . . . . . . . . . . . . .1

ARTICLE I PURCHASE AND SALE. . . . . . . . . . . . . .1
          1.1  Purchase and Sale of Stock. . . . . . .1
          1.2  Purchase Price. . . . . . . . . . . . .1
          1.3  The Closing . . . . . . . . . . . . . .2

ARTICLE II     REPRESENTATIONS AND WARRANTIES CONCERNING THE
                    SHAREHOLDERS . . . . . . . . . . .3
      2.1 Due Authorization. . . . . . . . . . . . . .4
      2.3 Brokers' and Finders' Fees . . . . . . . . .4

ARTICLE III    REPRESENTATIONS AND WARRANTIES CONCERNING THE
                    COMPANY. . . . . . . . . . . . . .5
      3.1 Organization and Standing. . . . . . . . . .5
      3.2 Capitalization . . . . . . . . . . . . . . .5
      3.3 Subsidiaries . . . . . . . . . . . . . . . .5
      3.4 No Conflicts . . . . . . . . . . . . . . . .5
      3.5 Financial Statements . . . . . . . . . . . .6
      3.6 Absence of Certain Changes . . . . . . . . .6
      3.7 Liabilities. . . . . . . . . . . . . . . . .8
      3.8 Litigation . . . . . . . . . . . . . . . . .8
      3.9 Restrictions on Business Activities. . . . .8
      3.10     Governmental Authorization. . . . . . .8
      3.11     Contracts and Commitments . . . . . . .9
      3.12     Title to Property . . . . . . . . . . .9
      3.13     Intellectual Property . . . . . . . . 10
      3.14     Environmental Matters . . . . . . . . 11
      3.15     Taxes . . . . . . . . . . . . . . . . 12
      3.16     Employee Benefit Plans. . . . . . . . 14
      3.17     Employee Matters. . . . . . . . . . . 16
      3.18     Interested Party Transactions . . . . 16
      3.19     Insurance . . . . . . . . . . . . . . 16
      3.20     Compliance With Laws. . . . . . . . . 17
      3.21     Major Customers . . . . . . . . . . . 17
      3.22     Suppliers . . . . . . . . . . . . . . 17
      3.23     Inventory . . . . . . . . . . . . . . 17
      3.24     Product Warranty and Product Liability18
                                                   Page

      3.25     Minutes Books . . . . . . . . . . . . 18
      3.26     Brokers' and Finders' Fees. . . . . . 18
      3.28     Disclosure. . . . . . . . . . . . . . 19

ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF PARENT19
      4.1 Organization . . . . . . . . . . . . . . . 19
      4.2 Due Authorization. . . . . . . . . . . . . 19

ARTICLE V CONDUCT PENDING THE CLOSING. . . . . . . . 20
      5.1 Conduct of Business of the Company . . . . 20
      5.2 No Solicitation; Acquisition Proposals . . 22
      5.3 Notice of Breach . . . . . . . . . . . . . 22

ARTICLE VI     OTHER COVENANTS . . . . . . . . . . . 22
      6.1 Access to Information. . . . . . . . . . . 22
      6.2 Confidentiality. . . . . . . . . . . . . . 23
      6.3 Publicity. . . . . . . . . . . . . . . . . 23
      6.4 Filings; Cooperation . . . . . . . . . . . 23
      6.5 Employment Matters . . . . . . . . . . . . 23
      6.6 Further Assurances . . . . . . . . . . . . 23

ARTICLE VI     CONDITIONS PRECEDENT. . . . . . . . . 24
      7.1 Conditions to Obligations of Each Party. . 24
      7.2 Additional Conditions to Obligations of Shareholders24
      7.3 Additional Conditions to the Obligations of Parent25

ARTICLE VIII   TAX MATTERS . . . . . . . . . . . . . 26
      8.1 Section 338(h)(10) Election. . . . . . . . 26

ARTICLE IX     TERMINATION, AMENDMENT AND WAIVER . . 27
      9.1 Termination. . . . . . . . . . . . . . . . 27
      9.2 Effect of Termination. . . . . . . . . . . 27
      9.3 Amendment; Waiver. . . . . . . . . . . . . 27

ARTICLE X GENERAL PROVISIONS . . . . . . . . . . . . 28
      10.1     Survival of Representations and Warranties28
      10.2     Notices . . . . . . . . . . . . . . . 28
      10.3     Interpretation. . . . . . . . . . . . 29
      10.4     Counterparts. . . . . . . . . . . . . 30
      10.5     Entire Agreement; Nonassignability; Parties in
               Interest. . . . . . . . . . . . . . . 30
      10.6     Severability. . . . . . . . . . . . . 30
      10.7     Remedies Cumulative; No Waiver. . . . 30
      10.8     Governing Law . . . . . . . . . . . . 30
                                                   Page

      10.9     Rules of Construction . . . . . . . . 30
                     10.10    Expenses.   . . . . . . . . . . . . . 30
     INDEX OF DEFINED TERMS


                                                   Page

     1994 Audit Fees . . . . . . . . . . . . . . . . .2
     AA. . . . . . . . . . . . . . . . . . . . . . . .3
     Adjusted Debt Amount. . . . . . . . . . . . . . .1
     Adjusted Purchase Price . . . . . . . . . . . . .2
     Adverse Consequence . . . . . . . . . . . . . . 26
     Agreement . . . . . . . . . . . . . . . . . . . .1
     Annual Financial Statements . . . . . . . . . . .6
     CERCLA. . . . . . . . . . . . . . . . . . . . . 12
     Closing . . . . . . . . . . . . . . . . . . . . .2
     Closing Date. . . . . . . . . . . . . . . . . . .2
     COBRA . . . . . . . . . . . . . . . . . . . . . 15
     Code. . . . . . . . . . . . . . . . . . . . . . 12
     Combined Equity . . . . . . . . . . . . . . . . .1
     Company . . . . . . . . . . . . . . . . . . . . .1
     Company Authorizations. . . . . . . . . . . . . .9
     Confidential Information. . . . . . . . . . . . 11
     Debt. . . . . . . . . . . . . . . . . . . . . . .1
     Disclosure Schedule . . . . . . . . . . . . . . .5
     Employee Plans. . . . . . . . . . . . . . . . . 14
     Environmental Law . . . . . . . . . . . . . . . 11
     Equity. . . . . . . . . . . . . . . . . . . . . .1
     ERISA . . . . . . . . . . . . . . . . . . . . . 14
     ERISA Affiliate . . . . . . . . . . . . . . . . 14
     Exchange Act. . . . . . . . . . . . . . . . . . 16
     environment . . . . . . . . . . . . . . . . . . 11
     Governmental Entity . . . . . . . . . . . . . . .4
     Indemnification Agreement . . . . . . . . . . . 26
     Intellectual Property . . . . . . . . . . . . . 10
     Interim Financial Statements. . . . . . . . . . .6
     Inventory . . . . . . . . . . . . . . . . . . . 17
     include . . . . . . . . . . . . . . . . . . . . 29
     includes. . . . . . . . . . . . . . . . . . . . 29
     including . . . . . . . . . . . . . . . . . . . 29
     knowledge . . . . . . . . . . . . . . . . . . . 29
     Lien. . . . . . . . . . . . . . . . . . . . . . .4
     Material Adverse Effect . . . . . . . . . . . . 29
     Materials of Environmental Concern. . . . . . . 12
     Merger Agreement. . . . . . . . . . . . . . . . 26
     made available. . . . . . . . . . . . . . . . . 29
     material. . . . . . . . . . . . . . . . . . . . 29
                                                   Page

     multiemployer plan. . . . . . . . . . . . . . . 15
     prohibited transaction. . . . . . . . . . . . . 15
     Parent. . . . . . . . . . . . . . . . . . . . . .1
     Parent Shareholders Meeting . . . . . . . . . . 18
     Proprietary Information . . . . . . . . . . . . 23
     Proxy Statement . . . . . . . . . . . . . . . . 18
     release . . . . . . . . . . . . . . . . . . . . 11
     reportable event. . . . . . . . . . . . . . . . 15
     Section 338(h)(10) Election . . . . . . . . . . 26
     Securities Act. . . . . . . . . . . . . . . . . .4
     Shareholder . . . . . . . . . . . . . . . . . . .1
     Shareholders. . . . . . . . . . . . . . . . . . .1
     Stock . . . . . . . . . . . . . . . . . . . . . .1
     Target. . . . . . . . . . . . . . . . . . . . . .1
     Tax . . . . . . . . . . . . . . . . . . . . . . 13
     Tax authority . . . . . . . . . . . . . . . . . 13
     Tax Return. . . . . . . . . . . . . . . . . . . 13
     Taxable . . . . . . . . . . . . . . . . . . . . 13
     Taxes . . . . . . . . . . . . . . . . . . . . . 13
     Third Party Intellectual Property Rights. . . . 10

                SHARE PURCHASE AGREEMENT


          THIS SHARE PURCHASE AGREEMENT (this "Agreement") dated as of January 15, 1997, is among ELECTRONIC FAB TECHNOLOGY CORP., a Colorado corporation ("Parent"), and the undersigned SHAREHOLDERS (individually a "Shareholder" and together, the "Shareholders") of CURRENT ELECTRONICS (WASHINGTON), INC., a Washington corporation (the "Company").


                        RECITAL

          The Shareholders own all of the issued and outstanding shares of Common Stock, $.01 par value, of the Company ("Stock"). Parent desires to purchase from the Shareholders, and the Shareholders desire to sell to Parent, and Parent desires to purchase from Shareholders, all Stock subject to the terms and conditions set forth herein.


                       AGREEMENT

          NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:


                       ARTICLE I

                   PURCHASE AND SALE

          1.1 Purchase and Sale of Stock. Upon the terms and subject to the conditions of this Agreement, the Shareholders will sell to Parent, and Parent will purchase from the Shareholders all shares of Stock.

          1.2 Purchase Price. As payment for the purchase price of Company Stock, Parent will pay to the Shareholders the aggregate amount of $1,530,000, which amount will be (a) increased by the amount by which the interest bearing indebtedness for money borrowed of the Company ("Debt") outstanding as of the Closing Date (as defined in Section 1.3) is less than the Adjusted Debt Amount (as defined in this Section 1.2), (b) reduced by the amount by which Debt as of the Closing Date exceeds the Adjusted Debt Amount, and (c) if the total combined shareholders' equity of the Company and Current Electronics, Inc., an Oregon corporation ("Target"), as of the Closing Date ("Combined Equity"), is less than $4.0 million, reduced or increased, as the case may be, by the amount by which the total shareholders' equity of the Company as of the Closing Date ("Equity") is less or more than $285,000. For purposes of the foregoing calculation, (x) "Adjusted Debt Amount" shall be zero, increased by the amount of any additional Debt outstanding as of the Closing Date that has been authorized by Parent under Section 1.5, (y) Equity and Combined Equity shall be determined without deduction for (i) the amount of any bonuses (not to exceed $180,000) paid to Target's leadership team pursuant to Section 6.1(b)(vi) of the Merger Agreement, (ii) the fees and expenses of the accountants of conducting the audit of the 1994 fiscal year of Target and the Company requested by Parent (the "1994 Audit Fees"), (iii) any writedown or writeoff of leasehold improvements of Target's Newberg, Oregon facility or any reserves relating to any move from such facility of Target's operations that is contemplated by Parent, or (iv) such other reserves, writedowns or adjustments as may be approved in writing by Parent, and (z) Equity and Combined Equity shall be reduced (regardless of when paid or accrued) by (i) the amount of any legal and accounting fees and expenses incurred by the Company or Target, as the case may be, with their present counsel and accountants that relate to the transactions contemplated by this Agreement and the Merger Agreement and any other similar expenses that relate to the representation of the interests of the present shareholders of the Company or Target with respect to such transactions (other than the 1994 Audit Fees) and (ii) the amount of any fees and expenses incurred to Pacific Crest Securities, Inc. as contemplated by the letter agreement identified in Section 3.26 of this Agreement.
     Any Debt owed by the Company to Target, and any Debt owed by Target to the Company, shall be ignored in determining the Adjusted Debt Amount and the amount of Debt outstanding. The amount of Debt outstanding, the Adjusted Debt Amount and the amount of Equity as of the Closing Date shall be determined as provided in Section 1.4. The purchase price as so adjusted is referred to herein as the "Adjusted Purchase Price." For the avoidance of doubt, the term Debt shall not include the then outstanding balances of two accounts payable owed by the Company to Allied Signal in the approximate amounts of $676,000 and $180,000 as of December 31, 1996.

          1.3  The Closing.

               (a) Subject to the terms and conditions of this Agreement, the closing of the purchase by Parent of the Stock in exchange for payment of the Adjusted Purchase Price (the "Closing") shall take place (i) at the offices of Holme Roberts & Owen LLP, 1700 Lincoln Street, Suite 4100, Denver, Colorado 80203, at 10:00 a.m., local time, within three business days following the day on which the conditions set forth in Article VIII shall be fulfilled or waived in accordance herewith or (ii) at such other time, date or place as the parties hereto agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

               (b) At the Closing, (i) each Shareholder shall deliver to Parent the certificates representing shares of Stock to be sold by such Shareholder in negotiable form, duly endorsed in blank, or with separate notarized stock transfer powers attached thereto and signed in blank, and the various certificates and documents described in Section 7.3, and (ii) Parent in exchange therefor shall wire transfer to such Shareholder an amount equal to the Adjusted Purchase Price multiplied by the number of shares of Stock owned by such Shareholder over the total number of shares of Stock and shall deliver the various certificates and documents described in Section 7.2.

          1.4  Determinations as of Closing Date; Subsequent
     Adjustments.

               (a) The Company shall prepare and submit to Parent, not later than five days prior to the Closing Date, a written estimate of the Adjusted Purchase Price as of the Closing Date. The estimate shall be based upon the books and records of the Company and shall be accompanied by (i) a statement setting forth in reasonable detail the calculation of the estimate and (ii) a certificate signed by the Company confirming that the estimate was calculated in accordance with this Article I. The Company shall also deliver to Parent such other information as may be reasonably requested by Parent to verify the estimate of the Adjusted Purchase Price provided. The amount paid at the Closing as the Adjusted Purchase Price under Section 1.3 shall be equal to the estimate provided by the Company, absent reasonable objection by Parent, in which event the amount paid at the Closing shall be equal to such reasonable amount as may be specified by Parent.

               (b) Within 30 days after the Closing Date, Parent shall deliver to the Shareholders a statement calculating the Adjusted Purchase Price as of the Closing Date in accordance with this Article I. Such calculation shall be made in accordance with generally accepted accounting principles consistently applied, except as otherwise specified herein. Parent's statement and report shall be final and binding on the parties unless the Shareholders deliver a notice to Parent disputing any matter including in such statement and stating the Shareholders' position with respect to the disputed matter. If the Shareholders deliver such notice and the parties are unable to resolve all disputed matters within 30 additional days, Parent or the Shareholders may elect to submit the disputed matter to Arthur Andersen & Co., independent certified public accountants ("AA"), for determination. The determination of all disputed matters pursuant to the preceding sentence shall be final and binding on the parties and the fees and expenses of AA shall be borne by Parent and the Shareholders in proportion to the amount by which the determination of all matters varies from the positions of Parent and the Shareholders on all matters.

               (c) Promptly following the determination of matters by AA, Parent shall pay to the Shareholders or the Shareholders shall pay to Parent, as appropriate, the amount, if any, determined to have been overpaid or underpaid at the Closing.

          1.5 Increase in Adjusted Debt Amount. The Shareholders may request that Parent consent to an increase in the Adjusted Debt Amount to permit borrowings by the Company to fund actual or expected increased sales volumes and related working capital and capital equipment requirements. Such request may be made by giving written notice to Parent, accompanied by appropriate information supporting such request. Parent shall respond to any such request promptly, and shall not unreasonably withhold its consent where such borrowings would be necessary to fund working capital and capital equipment requirements prudently required in connection with increases in product sales by the Company.


                        ARTICLE II

             REPRESENTATIONS AND WARRANTIES
               CONCERNING THE  SHAREHOLDERS

                                   Each of the Shareholders represents and
warrants to Parent
     with respect to such Shareholder as follows:

          2.1 Due Authorization. The Shareholder has the full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and has taken all actions necessary to secure all approvals required in connection therewith. This Agreement has been duly executed and delivered by the Shareholder and constitutes the valid and binding obligation of the Shareholder enforceable against the Shareholder in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, (a) violate or conflict with any permit, order, license, decree, judgment, statute, law, ordinance, rule or regulation applicable to the Shareholder or (b) result in any breach or violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of, or result in the creation of any mortgage, pledge, lien, encumbrance, charge, or other security interest (a "Lien") on any of the properties or assets of the Shareholder pursuant to, or require the consent of any party to any mortgage, indenture, lease, contract or other agreement or instrument, bond, note, concession or franchise applicable to the Shareholder or any of its properties or assets, except, in the case of this clause (b) only, where such conflict, violation, default, termination, cancellation or acceleration would not have and could not reasonably be expected to prevent the consummation of the transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to the Shareholder in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

          2.2 Stock. The Shareholder has good and marketable title to the number of shares of Stock set forth next to the Shareholder's name on Schedule 2.2 of the Disclosure Schedule (as defined in Article III), free and clear of any restrictions on transfer (other than any restrictions under the Securities Act of 1933, as amended (the "Securities Act") and state securities laws); Taxes (as defined in Section 3.15); any Lien; and any option, warrant, put, call, purchase right, equity, claim, demand, or other commitment or agreement of any nature. The Shareholder is not a party to any option, warrant, put, call, purchase right or other commitment or agreement that could require the Shareholder to sell, transfer or otherwise convey any Stock, other than pursuant to this Agreement. Except as set forth in Schedule
     2.2 of the Disclosure Schedule, the Shareholder is a competent adult and is the record and the beneficial owner of the Stock so listed in the Shareholder's name, with the sole right to vote, dispose of, and receive dividends or distributions with respect to such Stock.

          2.3 Brokers' and Finders' Fees. The Shareholder has not incurred, or will not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.


                      ARTICLE III

             REPRESENTATIONS AND WARRANTIES
                  CONCERNING THE COMPANY

          Except as disclosed in a document of even date herewith and delivered by Shareholders to Parent prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Disclosure Schedule"), the Shareholders represent and warrant to Parent as follows:

          3.1 Organization and Standing. The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Washington, has the full corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect (as defined in Section 10.3) on the Company. The Company has delivered to Parent a true and correct copy of it Articles of Incorporation and Bylaws, each as amended to date. The Company is not in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents.

          3.2 Capitalization. The authorized capital stock of the Company consists of 2,000,000 shares of Stock and 1,000,000 shares of Preferred Stock, $.01 par value, of which there are issued and outstanding 300 shares of Stock and no shares of Preferred Stock. There are no other outstanding shares of capital stock or other securities of the Company and no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any nature relating to the capital stock or other securities of the Company, or otherwise obligating the Company to issue, transfer, sell, purchase, redeem or otherwise acquire such stock or securities. All outstanding shares of Stock are duly authorized, validly issued, fully paid and non-assessable and are free and clear of any Lien and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of the Company or any agreement to which the Company or any Shareholder is a party or by which it is bound.

          3.3 Subsidiaries. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

          3.4 No Conflicts. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, (a) conflict with or violate any provision of the Articles of Incorporation or Bylaws of the Company, (b) violate or conflict with any permit, order, license, decree, judgment, statute, law, ordinance, rule or regulation applicable to the Company or the properties or assets of the Company, or (c) result in any breach or violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of, or result in the creation of any Lien on any of the properties or assets of the Company pursuant to, or require the consent of any party to any mortgage, indenture, lease, contract or other agreement or instrument, bond, note, concession or franchise applicable to the Company or any of its properties or assets, except, in the case of this clause (c) only, where such conflict, violation, default, termination, cancellation or acceleration would not have and could not reasonably be expected to have a Material Adverse Effect on the Company. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

          3.5 Financial Statements. The Company has heretofore delivered to Parent true and complete copies of an audited balance sheet, and the related statements of operations and stockholders' equity and of cash flows at September 30, 1996 on a combined basis with Target with separate disclosure of the balance sheet and income and retained earnings of the Company (the "Annual Financial Statements"), with an opinion of the Company's independent public accountants. The Company also has heretofore delivered to Parent true copies of the unaudited balance sheet of the Company at November 30, 1996, and the related unaudited statements of income for the two months then ended (the "Interim Financial Statements"). The Annual Financial Statements and the Interim Financial Statements were prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as indicated in the notes thereto and, in the case of the Interim Financial Statements, that no notes are included) and fairly present the financial condition and operating results of the Company (combined with Target to the extent applicable) at the dates and during the periods indicated therein, subject, in the case of the Interim Financial Statements, to normal, recurring year-end audit adjustments.

          3.6 Absence of Certain Changes. Except as specifically permitted by this Agreement or as set forth in Schedule 3.6 of the Disclosure Schedule, since September 30, 1996, the Company has conducted its business in the ordinary course consistent with past practice and there has not occurred:

               (a) any change, event or condition (whether covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect on the Company;

               (b) any sale, lease or other transfer or disposition of any property or asset of the Company, except for the sale of inventory in the ordinary course of business;

               (c) any change in accounting methods, practices or policies (including any change in depreciation or amortization policies or rates) by the Company or any revaluation by the Company of any of its assets, except as described in the notes to the Annual Financial Statements;

               (d) any declaration, setting aside, or payment of any dividend or other distribution to the Company's shareholders (other than declaration or payment of dividends or other distributions to the Shareholders in the amount of $300,000 on December 13, 1996 and immediately prior to the Closing, the estimated amount of federal and state income tax to be imposed on the Shareholders on income earned by the Company from January 1, 1996 through the Closing, assuming such shareholders are subject to the maximum effective combined Oregon and federal income tax rates then in effect), or any direct or indirect redemption, retirement, purchase or other acquisition by the Company of any of its capital stock or other securities or options, warrants or other rights to acquire capital stock;

               (e) any entering into, amendment or termination of, or default under, by the Company of any contract to which the Company is a party or by which it or any of them is bound other than in the ordinary course of business and as provided to Parent;

               (f) any damage, destruction or loss (whether or not covered by insurance) to the properties and assets of the Company;

               (g) any commitment or transaction (including any capital expenditure, capital financing or sale of assets) by the Company for any amount that requires or could require payments in excess of $50,000 with respect to any individual contract or a series of related contracts;

               (h) any Lien on any asset allowed to exist by the Company;

               (i) any cancellation of any debt or waiver or release of any right or claim by the Company;

               (j) any payment, discharge or satisfaction of any claim, liability or obligation by the Company, other than as reflected or reserved against in the Annual Financial Statements or the Interim Financial Statements or in the ordinary course of business consistent with past practice;

               (k) to the Shareholders' knowledge, any labor dispute, litigation or governmental investigation affecting the business or financial condition of the Company;

               (l) any issuance or sale of capital stock or other securities, exchangeable or convertible securities, options, warrants, puts, calls or other rights to acquire capital stock or other securities of the Company;

               (m) any indebtedness for borrowed money incurred, assumed or guaranteed by the Company;

               (n) any loan or advance (other than advances to employees in the ordinary course of business for travel and entertainment in accordance with past practice) to any person;

               (o) any increase in any salary, wage, benefit or other remuneration payable or to become payable to any current or former officer, director, employee or agent of the Company or any bonus or severance payment or arrangement made to, for or with any officer, director, employee or agent of the Company or any supplemental retirement plan or other program or special remuneration for any officer, director, employee or agent of the Company, except for normal salary or wage increases relating to periodic performance reviews and annual bonuses consistent with past practices of the Company where such increases or bonuses are not given to Shareholders or their relations or members of the leadership team of the Company or Target.

               (p) any grant of credit to any customer on terms or in amounts more favorable than those which have been extended to such customer in the past, any other change in the terms of any credit heretofore extended or any other change in the policies or practices of the Company with respect to the granting of credit;

               (q) any delay in the payment of any trade or other payables other than in the ordinary course of business consistent with past practice; or

               (r) any agreement, whether in writing or otherwise, by the Company to do any of the foregoing.

          3.7 Liabilities. Except as set forth in the Annual Financial Statements, the Interim Financial Statements,
     Schedule 3.7 of the Disclosure Schedule or any other Schedule of the Disclosure Schedule and except for liabilities or obligations arising in the ordinary course and consistent with past practice and those incurred in connection herewith, neither the Company has any liability or obligation of any nature, whether due or to become due, fixed or contingent.

          3.8 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of any Shareholder, threatened against the Company or any of its assets and properties or any of its officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company. There is no judgment, decree or order against the Company or any Shareholder, or, to the knowledge of any Shareholder, any of the Company's directors or officers (in their capacities as such), that could prevent consummation of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on the Company.

          3.9 Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon the Company which has or reasonably could be expected to have the effect of prohibiting or materially impairing any current or proposed business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted or as proposed to be conducted by the Company.

          3.10 Governmental Authorization. The Company has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization that are necessary for the Company to own or lease, operate and use its assets and properties and to carry on its business as currently conducted or as proposed to be conducted (collectively, the "Company Authorizations"), the Company has performed and fulfilled its obligations under the Company Authorizations, and all the Company Authorizations are in full force and effect, except where the failure to obtain or have any of such Company Authorizations could not reasonably be expected to have a Material Adverse Effect on the Company.

          3.11 Contracts and Commitments.  Except as set forth in
     Schedule 3.11 of the Disclosure Schedule, neither the Company is a party to any oral or written (a)(i) obligation for borrowed money,
     (ii) obligation evidenced by bonds, debentures, notes or other similar instruments, (iii) obligation to pay the deferred purchase price of property or services (other than trade accounts arising in the ordinary course of business), (iv) obligation under capital leases, (v) debt of others secured by a Lien on its property,
     (vi) guaranty of liabilities or obligations of others,
     (vii) agreement under which the Company is obligated to make or expects to receive payments in excess of $10,000 or
     (viii) agreement granting any person a Lien on any of its properties or assets (except purchase money security interests created in the ordinary course of business consistent with past practice); (b)(i) employment agreement or collective bargaining agreement or (ii) agreements that limits the right of the Company or any of its employees to compete in any line of business; or
     (c) agreement which, after giving effect to the transactions contemplated hereby, purports to restrict or bind Parent or any of its subsidiaries, other than the Company and Target, in any respect. True and complete copies of all agreements described in
     Schedule 3.11 of the Disclosure Schedule or any other section thereto have been delivered to Parent. The Company has fulfilled, or taken all actions necessary to enable it to fulfill when due, its obligations under each of such agreements. All parties thereto have complied in all material respects with the provisions thereof and no party is in breach or violation of, or in default (with or without notice or lapse of time, or both) under such agreements. With respect to such agreements, the Company has not received any notice of termination, cancellation or acceleration or any notice of breach, violation or default thereof.

          3.12 Title to Property.  Except as set forth in
     Schedule 3.12 of the Disclosure Schedule, the Company has good and marketable title to all of their respective properties and assets, or in the case of leased properties and assets, valid leasehold interests in such properties, free and clear of any Lien. The plants, property and equipment of the Company that are used in the operations of their business are in good operating condition and repair. All plants, property and equipment have been well maintained and conform (to the Shareholders' actual knowledge as to leased real property) with all applicable ordinances, regulations and zoning and other laws and do not encroach on the property of others. There is no pending or, to the knowledge of the Shareholders, threatened change in any such ordinance, regulation or zoning or other law, and there is no pending or, to the knowledge of the Shareholders, threatened condemnation of any such building, machinery or equipment. The properties and assets of the Company include all rights, properties, interests in properties and assets necessary to permit the Company to conduct its business as currently conducted or as proposed to be conducted. Schedule 3.12 of the Disclosure Schedule identifies each parcel of real property owned or leased by the Company.

          3.13 Intellectual Property.

               (a) The Company owns, or is licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material ("Intellectual Property") that are used or proposed to be used in the business of the Company as currently conducted or as proposed to be conducted, except to the extent that the failure to have such rights have not and could not reasonably be expected to have a Material Adverse Effect on the Company.

               (b)  Schedule 3.13 of the Disclosure Schedule lists
     (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, and maskworks, which the Company considers to be material to its business and included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all material licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which any person is authorized to use any Intellectual Property, and (iii) all material licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third party patents, trademarks or copyrights, including software ("Third Party Intellectual Property Rights"), in each case which are incorporated in, are, or form a part of any product or service of the Company.

               (c) To the knowledge of the Company, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of the Company, any trade secret material to the Company, or any Third Party Intellectual Property Right, by any third party, including any employee or former employee of the Company. The Company has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders arising in the ordinary course of business.

               (d) The Company is not, and will not as a result of the execution and delivery of this Agreement or the performance of the Company's obligations under this Agreement be, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights, the breach of which could have a Material Adverse Effect on the Company.

               (e) All patents, registered trademarks, service marks and copyrights held by the Company are valid and subsisting. The Company (i) has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party or (ii) has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party. The manufacture, marketing, licensing or sale of the products and services of the Company do not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.

               (f)  The Company has secured valid written
     assignments from all consultants and employees who contributed to the creation or development of Intellectual Property of the rights to such contributions that the Company does not already own by operation of law.

               (g) The Company has taken all reasonable and appropriate steps to protect and preserve the confidentiality of all Intellectual Property not otherwise protected by patents, or patent applications or copyright ("Confidential Information"). All use, disclosure or appropriation of Confidential Information owned by the Company by or to a third party has been pursuant to the terms of a written agreement with such third party. All use, disclosure or appropriation of Confidential Information not owned by the Company has been pursuant to the terms of a written agreement with the owner of such Confidential Information, or is otherwise lawful.

          3.14 Environmental Matters.

               (a) The Company has complied with, and is in compliance with, all Environmental Laws (as defined in this Section 3.14(a)) applicable to its business, properties and assets. The Company has, and the Company has provided to Parent true and complete copies of, all permits, approvals, registrations, licenses and other authorizations required by any Governmental Entity pursuant to any Environmental Law applicable to its business, properties and assets, the absence of which would have a Material Adverse Effect on the Company. There is no pending or, to the knowledge of the Shareholders, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law to which the Company is a party or, to the knowledge of the Shareholders, threatened to be made a party. For purposes of this Agreement, "Environmental Law" means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including any statute, regulation or order pertaining to
     (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and solid contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine sanctuaries and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels and containers; (vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (viii) health and safety of employees and other persons; and (ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste. As used herein, the terms "release" and "environment" have the meanings set forth in the federal Comprehensive Environmental Compensation, Liability and Response Act of 1980 ("CERCLA").

               (b) There have been no releases of any Materials of Environmental Concern (as defined in this Section 3.14(b)) into the environment at any parcel of real property or any facility presently or formerly owned by the Company or by the Company at any parcel of real property or any facility presently or formerly leased, operated or controlled by the Company. With respect to any such releases of Materials of Environmental Concern, the Company has given all required notices to government authorities, copies of which have been provided to Parent. The Shareholders are not aware of any releases of Materials of Environmental Concern at parcels of real property or facilities other than those presently or formerly owned, leased, operated or controlled by the Company that could reasonably be expected to have an impact on the real property or facilities owned, leased, operated or controlled by the Company. For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the Federal Resources Conservation and Recovery
     Act), toxic materials, oil or petroleum and petroleum products.

               (c)  Set forth in Schedule 3.14 of the Disclosure
     Schedule is a list of all environmental reports, investigations and audits in the possession of the Company with respect to the operations of, or real property leased by the Company (whether conducted by or on behalf of the Company or a third party and whether done at the initiative of the Company or directed by a Governmental Entity or other third party). True and complete copies of each such report, or the results of each such investigation or audit, have been provided to Parent.

               (d) The Shareholders are not aware of any material environmental liability arising out of the utilization by the Company of any solid and hazardous waste transporter or treatment, storage and disposal facility.

          3.15 Taxes. The Company is, and has been for all taxable periods since its formation, treated as an S Corporation as defined in Section 1361(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"). The Company, and any consolidated, combined, unitary or aggregate group for Tax (as defined in this Section 3.15) purposes of which the Company is or has been a member have timely filed all Tax Returns (as defined in this Section 3.15) required to be filed by it taking into account extensions of due dates, have paid all Taxes shown thereon to be due and has provided adequate accruals in accordance with generally accepted accounting principles in its financial statements for any Taxes that have not been paid, whether shown as being due on any Tax returns. The Company has withheld and paid over all Taxes required to have been withheld and paid over (including any estimated taxes), and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. The Company does not have any liability under Treasury Regulation 1.1502-6 or any analogous state, local or foreign law by reason of having been a member of any consolidated, combined or unitary group. The Company does not do business in or derive income from any state, local, territorial or foreign taxing jurisdiction other than those for which Returns have been furnished to Parent. Except as disclosed in Schedule 3.15 of the Disclosure Schedule, (a) no material claim for Taxes has become a Lien against the property of the Company or is being asserted against the Company other than Liens for Taxes not yet due and payable, (b) no audit of any Tax Return of the Company is being conducted by a Tax authority,
     (c) no Tax authority is now asserting, or to the knowledge of the Shareholders, threatening to assert against the Company any deficiency or claim for additional Taxes, and there are no requests for information from a Tax authority currently outstanding that could affect the Taxes of the Company, (d) no extension of the statute of limitations on the assessment of any Taxes has been granted by the Company and is currently in effect, and (e) the Company has not entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense pursuant to Sections 162(m) or 280G of the Code, (f) no action has been taken that would have the effect of deferring any liability for Taxes for the Company from any period prior to the Effective Date to any period after the Effective Date, (g) the Company has never been included in an affiliated group of corporations, within the meaning of Section 1504 of the Code, (h) the Company is not (nor has it ever been) a party to any Tax sharing agreement, (i) no consent under Section 341(f) of the Code has been filed with respect to the Company, (j) the Company has not disposed of any property that has been accounted for under the installment method,
     (k) the Company is not a party to any interest rate swap, currency swap or similar transaction, (l) the Company is not a United States real property holding corporation within the meaning of
     Section 897(c)(2) of the Code, (m) the Company is not subject to any joint venture, partnership or other arrangement or contract that is treated as a partnership for federal income tax purposes,
     (n) the Company has not made any of the foregoing elections and is not required to apply any of the foregoing rules under any comparable state or local income tax provisions, and (o) the transactions contemplated herein are not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code, or of any other provision of law. The Company will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) ending after the Closing Date attributable to adjustments made prior to the Closing Date pursuant to Section 481 or 263A of the Code or any comparable provision of any state or foreign Tax law. Schedule 3.15 of the Disclosure Schedule contains accurate and complete information with respect to: (w) all material tax elections in effect with respect to the Company, (x) the current tax basis of the assets of the Company, (y) the current and accumulated earnings and profits of the Company, and (z) the tax credit carry overs of the Company. As used herein, "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, business and occupations, occupation, premium, property, environmental or windfall profit tax, custom, duty, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a "Tax authority") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person. As used herein, "Tax Return" shall mean any return, statement, report or form (including, without limitation,) estimated Tax returns and reports, withholding Tax returns and reports and information reports and returns required to be filed with respect to Taxes. The Company is in full compliance with all terms and conditions of any Tax exemptions or other Tax-sharing agreement or order of a foreign government and the consummation of the transaction contemplated hereby will not have any adverse effect on the continued validity and effectiveness of such Tax exemptions or other Tax-sharing agreement or order.

          3.16 Employee Benefit Plans.

               (a) Schedule 3.16 of the Disclosure Schedule lists, with respect to the Company and any trade or business (whether or not incorporated) which is treated as a single employer with the Company (an "ERISA Affiliate") within the meaning of
     Section 414(b), (c), (m) or (o) of the Code, (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")),
     (ii) each loan to a non-officer employee in excess of $10,000, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code
     Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of greater than $10,000 remain for the benefit of, or relating to, any present or former employee, consultant or director (collectively, the "Employee Plans").

               (b) The Company has furnished to Parent a copy of each of the Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and, to the extent still in its possession, any material employee communications relating thereto) and has, with respect to each Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500, including all schedules attached thereto and actuarial reports, if any, filed for the last three Plan years. Any Employee Plan intended to be qualified under Sections 401(a) or 501(c)(9) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Tax Reform Act of 1986 and subsequent legislation, or has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination. The Company has also furnished Parent with the most recent Internal Revenue Service determination letter issued with respect to each such Employee Plan (and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Employee Plan subject to Code Section 401(a)), and all prohibited transaction exemptions (or requests for such exemptions), private letter rulings, opinions, information letters or compliance statements issued with respect to any plan described in Section 3.16(a) by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation.

               (c) (i) None of the Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Employee Plan, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect;
     (iii) each Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have a Material Adverse Effect on the Company, and the Company or ERISA Affiliate have performed all obligations required to be performed by them under, are not in any respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Employee Plans, which default or violation could reasonably be expected to have a Material Adverse Effect on the Company;
     (iv) neither the Company nor any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Employee Plans which have a Material Adverse Effect on any such parties; (v) all material contributions required to be made by the Company or any ERISA Affiliate to any Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Employee Plan for the current plan years;
     (vi) with respect to each Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30-day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; and
     (vii) no Employee Plan is covered by, and neither the Company nor any ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code. With respect to each Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, the Company has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Employee Plan except where the failure to timely file, distribute or post such documents would not, in the aggregate, have a Material Adverse Effect on the Company. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Shareholders, is threatened, against or with respect to any such Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor. Neither the Company nor any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

               (d) With respect to each Employee Plan, the Company has complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the proposed regulations thereunder and (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder, except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect on the Company.

               (e) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not
     (i) entitle any current or former employee or other service provider or any director of the Company or any ERISA Affiliate to severance benefits or any other payment (including unemployment compensation, golden parachute, bonus or otherwise), (ii) increase any benefits otherwise payable or (iii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, service provider or director.

               (f)  There has been no amendment to, written
     interpretation or announcement (whether or not written) by the Company or ERISA Affiliate relating to, or change in participation or coverage under, any Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in the Annual Financial Statements.

          3.17 Employee Matters. Schedule 3.17 of the Disclosure Schedule lists all employees of the Company and the remuneration and benefits to which such employees are entitled. Schedule 3.17 also lists all employment contracts and collective bargaining agreements, and all pension, bonus, profit sharing, or other agreements or arrangements providing for employee remuneration or benefits to which the Company is a party or by which it is bound; all of these contracts and arrangements are in full force and effect, and neither the Company nor any other party is in default under them. There have been no claims of defaults and, to the knowledge of the Shareholders, there are no facts or conditions which if continued, or on notice, will result in a default under these contracts or arrangements. There is no pending or, to the knowledge of the Shareholders, threatened labor dispute, strike, or work stoppage that would have a Material Adverse Effect on the Company. The Company is in compliance in all respects with all current applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and are not engaged in any unfair labor practice. There are no pending claims against the Company under any workers compensation plan or policy or for long term disability. The Company does not have any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder.

          3.18 Interested Party Transactions.  Except as disclosed in
     Schedule 3.18 of the Disclosure Schedule, the Company is not indebted to any shareholder, director, officer, employee or agent of the Company (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to the Company, and there have been no other transactions of the type required to be disclosed pursuant to Items 402 and 404 of Regulation S-K under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act").

          3.19 Insurance. The Company has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of the Company. Schedule 3.19 of the Disclosure Schedule sets forth a true and complete listing of all such policies, including in each case applicable coverage limits, deductibles and policy expiration dates. There is no material claim pending under any of such policies or bond as to which the Company has received a denial, or, to the knowledge of the Shareholders, which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in compliance in all material respects with the terms of such policies and bonds. The Shareholders have no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies. Each policy or bond is legal, valid, binding, enforceable and in full force and effect and will continue to be legal, valid, binding, enforceable and in full force and effect following the consummation of the transactions contemplated hereby.

          3.20 Compliance With Laws. The Company has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not be reasonably expected to have a Material Adverse Effect on the Company.

          3.21 Major Customers. Schedule 3.21 of the Disclosure Schedule contains a list of the customers of the Company for each of the two most recent fiscal years, which individually accounted for more than five percent of the total dollar amount of net sales, showing the total dollar amount of net sales to each such customer during each such year. The Shareholders have no knowledge or information of any facts indicating, nor any other reason to believe, that any of the customers listed in such
     Schedule 3.21 will not continue to be customers of the Company after the Closing at substantially the same level of purchases.

          3.22 Suppliers. As of the date hereof, no supplier of the Company has indicated to the Company that it will stop, or decrease the rate of, supplying materials, products or service to the Company. The Company has not knowingly breached, so as to provide a benefit to the Company that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of the Company.

          3.23 Inventory. All inventories of raw materials, work-in process and finished goods (including all such in transit) of the Company, together with related packaging materials (collectively, "Inventory"), reflected in the Annual and Interim Financial Statements consist of a quality and quantity usable and saleable in the ordinary course of business, have commercial values at least equal to the value shown on such balance sheet or are subject to purchase obligations by customers or suppliers at such value and is valued in accordance with generally accepted accounting principles at the lower of cost (on a first in first out basis) or market. All Inventory purchased since the date of such balance sheet consists of a quality and quantity usable and saleable in the ordinary course of business. Except as set forth in Schedule 3.23 of the Disclosure Schedule, all Inventory is located on premises owned or leased by the Company. All work-in process contained in Inventory constitutes items in process of production pursuant to contracts or open orders taken in the ordinary course of business, from regular customers of the Company with no recent history of credit problems with respect to the Company; neither the Company nor any such customer is in material breach of the terms of any obligation to the other, and, based on the knowledge of the Shareholders, valid grounds exist for any counterclaim or set-off of amounts billable to such customers upon the completion of orders to which work-in-process relates. All work-in process is of a quality ordinarily produced in accordance with the requirements of the orders to which such work-in-process is identified, and will require no rework with respect to work performed prior to Closing.

          3.24 Product Warranty and Product Liability. Schedule 3.24 of the Disclosure Schedule contains a true and complete copy of the Company's standard warranty or warranties for its manufacturing services. There has been no variation from such warranties, except as set forth in Schedule 3.24 of the Disclosure Schedule. Except as stated therein, there are no warranties, commitments or obligations with respect to the Company's performance of services. Schedule 3.24 of the Disclosure Schedule contains a description of all product liability claims and similar claims, actions, litigation and other proceedings relating to services rendered, which are presently pending or, to the knowledge of the Shareholders, threatened, or which have been asserted or commenced against the Company within the last five years, in which a party thereto either requests injunctive relief (whether temporary or permanent) or alleges damages (whether or not covered by insurance). There are no defects in the Company's manufacturing services which would adversely affect performance of products the Company manufactures or create an unusual risk of injury to persons or property. The Company's manufacturing services have been designed or performed so as to meet and comply with all governmental standards and specifications currently in effect, and have received all governmental approvals necessary to allow their performance.

          3.25 Minutes Books. The minute books of the Company made available to Parent contain true and complete summaries of all meetings of directors and shareholders or actions by written consent since the time of incorporation of the Company, and reflect all transactions referred to in such minutes accurately in all material respects.

          3.26 Brokers' and Finders' Fees. Except for the letter agreement, dated August 23, 1996, between Target and Pacific Crest Securities, Inc., neither the Company nor any Shareholder has incurred, or will incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

          3.27 Proxy Statement. The information supplied by the Company for inclusion in the proxy statement to be sent to the shareholders of Parent in connection with the meeting of Parent's shareholders (the "Parent Shareholders Meeting") to consider the Merger (such proxy statement as amended or supplemented is referred to herein as the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed, at the time of the Parent Shareholders Meeting and at the Closing Date, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Parent Shareholders Meeting which has become false or misleading.

          3.28 Disclosure. None of the representations or warranties made by Shareholders herein or in the Disclosure Schedule, or in any certificate furnished by Shareholders pursuant to this Agreement, when all such documents are read together in their entirety, contain or will contain at the Closing Date any untrue statement of a material fact, or omit or will omit at the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading. The Company and Shareholders have delivered or made available true and complete copies of each document that has been requested by Parent or its counsel in connection with their legal and accounting review of the Company.


                       ARTICLE IV

        REPRESENTATIONS AND WARRANTIES OF PARENT

          Parent represents and warrants to the Shareholders as follows:

          4.1 Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado.

          4.2 Due Authorization. Parent has the full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and constitutes the valid and binding obligation of Parent enforceable against Parent in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, (a) violate or conflict with any permit, order, license, decree, judgment, statute, law, ordinance, rule or regulation applicable to Parent or (b) result in any breach or violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of, or result in the creation of any Lien on any of the properties or assets of Parent pursuant to, or require the consent of any party to any mortgage, indenture, lease, contract or other agreement or instrument, bond, note, concession or franchise applicable to Parent or any of its properties or assets, except, in the case of this clause (b) only, where such conflict, violation, default, termination, cancellation or acceleration would not have and could not reasonably be expected to prevent the consummation of the transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

          4.3 Brokers' and Finders' Fees. Parent has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

          4.4 Investment. Parent is not acquiring the Stock with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.


                       ARTICLE V

              CONDUCT PENDING THE CLOSING

          5.1 Conduct of Business of the Company. Prior to the Closing, except as expressly contemplated by this Agreement or as agreed in writing by Parent:

               (a) Affirmative Covenants. The Shareholders will cause each of the Company to:

                    (i)  carry on its business in the usual,
     regular and ordinary course in substantially the same manner as heretofore conducted and use its best efforts to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Closing;

                    (ii)  maintain insurance coverages and its
     books, accounts and records in the usual manner consistent with past practice;

                    (iii) comply in all material respects with all laws and regulations of any Governmental Entity applicable to it;

                    (iv) maintain and keep its plants, property and equipment in good repair, working order and condition, ordinary wear and tear excepted;

                    (v)  perform in all material respects its
     obligations under all contracts and commitments to which it is a party or by which it is bound;

                    (vi) notify Parent of any event or occurrence not in the ordinary course of its business, and of any event which could have a Material Adverse Effect on the Company; or

                    (vii) pay, consistent with past practice, all accounts payable that arise in the ordinary course of its business except to the extent that the amount owing is being duly contested by the Company and such contest does not have a Material Adverse Effect on the Company and adequate reserves therefor are reflected on the Annual Financial Statements or the Interim Financial Statements.

               (b) Negative Covenants. The Shareholders will cause each of the Company not to do any of the things enumerated in
     Section 3.6. In addition, but without limiting the generality of the foregoing, the Shareholders will cause each of the Company not to:

                    (i)  cause or permit any amendments to its
     Articles of Incorporation or Bylaws or equivalent charter documents;

                    (ii) accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its employee stock plans or director stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans;

                    (iii) transfer to any person or entity any rights to its Intellectual Property;

                    (iv) enter into or amend any agreements
     pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

                    (v) enter into any operating lease providing for payments in excess of an aggregate of $10,000;

                    (vi) adopt or amend any employee benefit or stock purchase or option plan, or hire any new director level or officer level employee (other than in the ordinary course of business), pay any special bonus or special remuneration to any employee or director, or increase the salaries or wage rates of its employees, except for normal salary or wage increases relating to periodic performance reviews and annual bonuses consistent with past practices of the Company where such increases or bonuses are not given to Shareholders or their relations or members of the leadership team of the Company or Target.

                    (vii) commence a lawsuit other than (A) for the routine collection of bills or (B) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Parent prior to the filing of such a suit;

                    (viii)    acquire or agree to acquire by
     merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, other than in the ordinary course of business consistent with past practice;

                    (ix) other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

                    (x)  revalue any of its assets, including
     without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

                    (xi) take, or agree in writing or otherwise to take, any other action that would make any of its representations or warranties contained in this Agreement untrue; or

                    (xii) agree, whether in writing or otherwise, to do any of the foregoing.

          5.2 No Solicitation; Acquisition Proposals. The Shareholders will (and the Shareholders will cause each of the Company to) not, directly or indirectly, through any officer, director, employee, representative, agent, financial advisor or otherwise, solicit, initiate or encourage inquiries or submission of proposals or offers from any person relating to any sale of all or any portion of the assets, business, properties of (other than immaterial or insubstantial assets or inventory in the ordinary course of business), or any equity interest in, the Company or any business combination with the Company whether by merger, purchase of assets, tender offer or otherwise or participate in any negotiation regarding, or furnishing to any other person any information with respect to, or otherwise cooperate in any way with, or assist in, facilitate or encourage, any effort or attempt by any other person to do or seek to do any of the foregoing.
     None of the Shareholders will vote their Stock in favor of any transaction of the nature described in this Section 5.2. The Shareholders will notify Parent immediately if any inquiries or proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Company or any Shareholder, in each case in connection with any of the foregoing. The Shareholders shall use their best efforts to cause all confidential materials previously furnished to any third parties in connection with any of the foregoing to be promptly returned to the Company and shall cease, or cause the Company to cease, any negotiations conducted in connection therewith or otherwise conducted with any such parties.

          5.3 Notice of Breach. Each party hereto shall promptly give written notice to the others upon becoming aware of the occurrence or, to its knowledge, impending or threatened occurrence, of any event that could cause or constitute a breach of any of its representations, warranties or covenants hereunder.


                       ARTICLE VI

                    OTHER COVENANTS

          6.1 Access to Information. The Shareholders will afford, and will cause the Company to afford, Parent and its accountants, counsel and other representatives full access during normal business hours (and at such other times as the parties hereto agree) during the period prior to the Closing to (a) all of the Company's properties, books, contracts, commitments and records, and (b) all other information concerning the business, properties and personnel of the Company as Parent may reasonably request.
     The Shareholders will provide, and will cause each of the Company to provide, to Parent and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. Parent shall cooperate with the Shareholders with their due diligence review of Parent to the extent necessary to confirm the accuracy of Parent's representations and warranties. Subject to compliance with applicable law, from the date hereof until the Closing, each of Parent and the Company shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations. No information or knowledge obtained in any investigation pursuant to this
     Section 6.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the transactions contemplated hereby.

          6.2 Confidentiality. The parties hereto will treat as confidential and hold in confidence all information concerning the businesses and affairs of the Company and the business and affairs of Parent that is not already generally available to the public and is not otherwise known to the party to whom it was disclosed on a non-confidential basis ("Proprietary Information") and refrain from using any Confidential Information except in furtherance of this Agreement or as required by law. For avoidance of doubt, the letter agreement between Parent and Pacific Crest Securities Inc., dated October 2, 1996, relating to the disclosure of the Company's confidential information and
     Section 11 of letter agreement, dated December 18, 1996, among Current Electronics, Inc., the Company and Parent shall cease to have any further force or effect.

          6.3 Publicity. The Shareholders will not, and will cause each of the Company not to, issue, or cause or permit to be issued, any press release or otherwise make any public statement regarding the terms of this Agreement or the transactions contemplated hereby without Parent's prior written consent. Parent shall consult with the Company before issuing any press release or otherwise making any public statement regarding the terms of this Agreement or the transactions contemplated hereby, except as required by law or its other legal obligations.

          6.4 Filings; Cooperation. The parties hereto shall make, and cause their affiliates to make, all necessary filings with respect to the transactions contemplated hereby including those required under the Securities Act and the Exchange Act and the rules and regulations thereunder, and under applicable Blue Sky or similar securities laws, and shall use all reasonable efforts to obtain required approvals and clearances with respect thereto to
     (a) comply as promptly as practicable with all governmental requirements applicable to the transaction and (b) obtain promptly all necessary permits, orders and other consents of Governmental Entities and consents of third parties necessary for the consummation of the transactions contemplated hereby.

          6.5 Employment Matters. The Shareholders shall cause the employment arrangements of each person that is related to a Shareholder to be terminated, such terminations to be effective at the Closing and be without liability to the Company in any respect.

          6.6  Further Assurances.

               (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings (including, but not limited to, filings with all applicable Governmental Entities) and to lift any injunction or other legal bar to the transactions contemplated hereby (and, in such case, to proceed with the such transactions as expeditiously as possible).

               (b) In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Parent and the Shareholders shall take all such necessary action.


                      ARTICLE VII

                  CONDITIONS PRECEDENT

          7.1 Conditions to Obligations of Each Party. The respective obligations of each party hereto to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by agreement of Parent and Shareholders holding a majority in interest of the Stock:

               (a) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the shareholders of Parent.

               (b) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated hereby, nor any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing, shall be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to such transactions, which makes the consummation of such transactions illegal.

               (c) The parties hereto shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including such approvals, waivers and consents as may be required under the federal securities and state Blue Sky laws.

          7.2 Additional Conditions to Obligations of Shareholders. The obligations of the Shareholders to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Shareholders holding a majority in interest of the Stock:

               (a) Parent shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them on or prior to the Closing and the representations and warranties of Parent in this Agreement shall be true and correct in all material respects (or in all respects in the case of any representation or warranty that is qualified by its terms by a reference to Material Adverse Effect or otherwise the concept of materiality) when made and on and as of the Closing Date as though such representations and warranties were made on and as of such date.

               (b)  The Shareholders shall have received a
     certificate executed on behalf of Parent by its Chief Financial Officer certifying that the conditions specified in Section 7.2(a) have been fulfilled.

               (c) The Shareholders shall have received a legal opinion of Holme Roberts & Owen LLP, counsel to Parent, substantially in the form attached to the Merger Agreement as
     Exhibit 8.2(c).

          7.3  Additional Conditions to the Obligations of Parent.
     The obligations of Parent to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Parent:

               (a) The Shareholders shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them on or prior to the Closing Date and the representations and warranties of the Shareholders in this Agreement shall be true and correct in all material respects (or in all respects in the case of any representation or warranty that is qualified by its terms by a reference to Material Adverse Effect or otherwise by the concept of materiality) when made and on and as of the Closing Date as though such representations and warranties were made on and as of such time.

               (b) Parent shall have received a certificate, dated as of the Closing Date, from each Shareholder certifying that the conditions specified in Section 7.3(a) have been fulfilled.

               (c) Parent shall have received a legal opinion from Hershner, Hunter, Andrews, Neill & Smith, LLP, legal counsel to the Shareholders, substantially in form attached to the Merger Agreement as Exhibit 8.3(c).

               (d) Parent shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the transactions contemplated hereby under any material contract of the Company or otherwise.

               (e)  There shall not have occurred any Material
     Adverse Effect on the Company.

               (f)  Parent shall have received letters of
     resignation, effective as of the Closing Date, executed and tendered by each of the then incumbent directors of the Company.

               (g) All of the transactions contemplated by the Agreement and Plan of Merger, dated as of January 15, 1997, among Parent, Current Merger Corp. and Target (the "Merger Agreement") shall have been completed, including the execution and delivery by each Shareholder of an agreement with respect to indemnification of Parent and Merger Sub with respect to breaches of terms and conditions of this Agreement (the "Indemnification Agreement"), which Indemnification Agreement shall be substantially in the form attached to the Merger Agreement as Exhibit 8.3(g).

               (h)  The transactions hereunder shall qualify for a
     Section 338(h)(10) Election (as hereinafter defined) under the applicable provisions of the Code and the Treasury Regulations and under the state income tax laws of the states in which the Company is required to file tax returns.

                      ARTICLE VIII

                      TAX MATTERS

          8.1 Section 338(h)(10) Election. Each Shareholder will, if so directed by Parent, join with Parent in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state, local or foreign tax law) (collectively, a "Section 338(h)(10) Election") with respect to the purchase and sale of the Stock pursuant to this Agreement. The Shareholders will pay any Tax, including any liability of the Company for Tax resulting from the application to it of Treasury Regulation 1.338(h)(10)-1(f)(5), attributable to the making of the Section 338(h)(10) Election and will indemnify Parent and the Company against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, injunction, judgment, order, decree, ruling, damage, dues, penalty, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, Liens, losses, expenses and fees, including court costs and attorneys' fees and expenses (an "Adverse Consequence") arising out of any failure to pay such Taxes. The Shareholders shall also pay any state, local, or foreign Taxes (and indemnify Parent and the Company against any loss or damage arising out of any failure to pay such Taxes) attributable to an election under state, local or foreign law similar to the election available under Section 338(g) of the Code
     (or which results from the making of an election under Section 338(g) of the Code) with respect to the purchase and sale of the stock of the Company and any such election shall be included within the term
     "Section 338(h)(10) Election" for purposes of this Agreement. Parent shall be responsible for, and control, the preparation and filing of forms and documents with respect to the
     Section 338(h)(10) Election. The Shareholders shall timely execute and deliver to Parents such documents and forms as Parent may request with respect to the Section 338(h)(10) Election. The Shareholders agree not to take any action to change the election or the contents of any forms filed with any taxing authority without Parent's prior written consent.


                       ARTICLE IX

           TERMINATION, AMENDMENT AND WAIVER

          9.1 Termination. At any time prior to the Closing Date, whether before or after approval of the matters presented in connection with this Agreement by the shareholders of Parent, this Agreement may be terminated:

               (a) by mutual consent of Parent and the Shareholders holding a majority in interest of the Stock;

               (b) by either Parent or all Shareholders, if, without fault of the terminating party, the Closing shall not have occurred on or before April 30, 1997, or such later date as may be agreed upon in writing by the parties hereto;

               (c)  by Parent, (i) if any of the conditions
     specified in Section 7.3 have not been satisfied or waived at such time as such condition is no longer capable of satisfaction or
     (ii) if any of the Shareholders shall have breached its respective representations, warranties or other obligations under Articles II, III, V and VI in any material respect and such breach continues for a period of 10 days after Shareholders holding a majority in interest of the Stock receive notice of the breach from Parent;

               (d) by Shareholders holding a majority in interest of the Stock, if (i) any of the conditions specified in Section
     7.2 have not been satisfied or waived at such time as such condition is no longer capable of satisfaction or (ii) if Parent shall have breached its respective representations, warranties or other obligations under Articles IV and VI in any material respect and such breach continues for a period of 10 days after Parent receives notice of the breach from the Shareholders.

          9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the parties hereto, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that, the provisions of this Section 9.2 and Section 6.2(Confidentiality) and Article X (General Provisions) shall remain in full force and effect and survive any termination of this Agreement.

          9.3 Amendment; Waiver. The parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed by Parent and Shareholders holding a majority in interest of the Stock. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                         ARTICLE X

                    GENERAL PROVISIONS

          10.1 Survival of Representations and Warranties. The representations and warranties of the Shareholders in Sections 3.1
     - 3.14 and 3.16 - 3.28 shall survive the Closing and continue in full force and effect for one year after the Closing Date. All the other representations and warranties of the Shareholders, including those in Article II and Sections 3.15, shall survive the Closing and continue in full force and effect forever after the Closing Date (subject to any applicable statute of limitations). The representations and warranties of Parent shall not survive the Closing.

          10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail, return receipt requested, or sent via facsimile, with confirmation of receipt, to the parties at the following address or at such other address for a party as shall be specified by notice hereunder:

               (a)  if to Parent, to:

                    Electronic Fab Technology Corp.
                    7241 West 4th Street
                    Greeley, Colorado 80634
                    Attention:  Stuart W. Fuhlendorf
                    Facsimile No.:  (303) 892-4306

                    with a copy to:

                    Holme Roberts & Owen LLP
                    1700 Lincoln, Suite 4100
                    Denver, Colorado 80203
                    Attention:  Francis R. Wheeler
                    Facsimile No.:  (303) 866 0200

               (b)  if to the Shareholders, to:

                    Christie Hewitson
                    2709 S.E. Balboa Drive
                    Vancouver, Washington  98683
                    Facsimile No.:  (503) 538-6610

                    and

                    Marsha Hewitson
                    13801 S.E. 35th Street
                    Vancouver, Washington  98683
                    Facsimile No.:  (360) 883-6717

                    and

                    Linda Hewitson
                    15905 S.W. Oswego Shore Ct.
                    Lake Oswego, Oregon  97034
                    Facsimile No.:  (503) 697-3646

                    with a copy to:

                    Hershner, Hunter, Andrews,
                      Neill & Smith, LLP
                    180 East 11th Avenue
                    Eugene, Oregon  97440
                    Attention: Robert Stout, Esq.
                    Facsimile No.:  (541) 344-2025

          10.3 Interpretation. When a reference is made in this Agreement to Exhibits, Articles or Sections, such reference shall be to an Exhibit, Article or Section to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party hereto to whom such information is to be made available. The table of contents and Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     In this Agreement, any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities. In this Agreement, any reference to a "Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole. In this Agreement, any reference to a party's "knowledge" means such party's actual knowledge after due and diligent inquiry of officers, directors and other employees of such party reasonably believed to have knowledge of such matters. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

          10.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

          10.5 Entire Agreement; Nonassignability; Parties in
     Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits and the Disclosure Schedule (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

          10.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

          10.7 Remedies Cumulative; No Waiver. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

          10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado (without regard to the principles of conflicts of law thereof).

          10.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

          10.10 Expenses. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense.

          11.11 Attorneys Fees. In the event of any proceeding to enforce this Agreement, the prevailing party shall be entitled to receive from the losing party all reasonable costs and expenses, including the reasonable fees of attorneys, accountants and other experts, incurred by the prevailing party in investigating and prosecuting (or defending) such action at trial or upon any appeal.

          IN WITNESS WHEREOF, the parties hereto have caused this Share Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

                              Parent:

                              ELECTRONIC FAB TECHNOLOGY CORP.



                                   By:
     Shareholders:



                                       Christie Hewitson
                                             Christie Hewitson


                                        Marsha Hewitson
                                        Marsha Hewitson


                                        Linda Hewitson
                                        Linda Hewitson


          The undersigned persons join in this Agreement to the extent of any community property interest held by them and consent hereto with respect to such interest.


                                     Charles E. Hewitson
                                   Charles E. Hewitson


                                     Matthew J. Hewitson
                                   Matthew J. Hewitson


                                      Greg Hewitson
                                        Greg Hewitson